Exhibit 99.1

MIRAGEN REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

•New ATLL data presented in the first quarter; Company plans to request a meeting with the FDA on a regulatory pathway for cobomarsen in ATLL during Q2 2020
•Additional NIH grant funding released in support of MRG-229 for IPF; preclinical studies progressing as planned with additional data expected to be released Q2 2020
•The SOLAR trial has been impacted by the COVID-19 pandemic; while most clinical sites have remained active, patient monitoring and dosing has been suspended at some sites
•Closed $15.0 million equity offering in February 2020
•Reported $36.1 million in cash and cash equivalents as of March 31, 2020; anticipate cash runway into Q3 2021
BOULDER, CO, May 7, 2020 - miRagen Therapeutics, Inc. (NASDAQ: MGEN), today provided operational highlights and financial results for the first quarter ended March 31, 2020.
“We entered 2020 with streamlined operations and a team focused on delivering several important milestones. Prior to escalation of the COVID-19 pandemic, we reported positive new data for cobomarsen in ATLL patients in January and completed an equity offering in February to extend our runway. This quarter, we plan to report additional preclinical data for MRG-229, our idiopathic pulmonary fibrosis (IPF) therapy product candidate and request a meeting with the FDA to discuss a potential expedited development path for cobomarsen in ATLL,” stated miRagen President and Chief Executive Officer, William S. Marshall, Ph.D.
“The COVID-19 pandemic has affected some of the clinical sites at which the SOLAR trial is being conducted. In some cases, this has impacted our ability to dose or monitor patients because of site restrictions. We continue to actively monitor the situation, but until there is greater clarity on when normal activities at these sites will resume, we can’t confidently predict when topline data from the clinical trial will be available.”
Summary of Program Highlights this Quarter
Cobomarsen: Cobomarsen is currently being evaluated for the potential treatment of patients with miR-155 elevated hematological malignancies, including Cutaneous T-Cell Lymphoma (CTCL) and Adult T-Cell Leukemia/Lymphoma (ATLL).
•Cutaneous T-Cell Lymphoma (CTCL): As a result of the COVID-19 pandemic, the Company has seen an impact on clinical activities at some sites where the SOLAR trial is being conducted. While most clinical sites in the SOLAR trial remain active and over half of the patients had been on the trial for a sufficient period of time to provide topline data prior to the escalation of the COVID-19 pandemic, other patients have missed, or are at risk for missing, doses or in-person site visits for the collection of primary endpoint patient data. The Company has implemented home infusion services for this trial, as needed, and activated these services for those patients who could not receive the infusions at their clinical site. This is intended to mitigate some of the impact of the COVID-19 pandemic on the SOLAR trial. However, the collection of primary endpoint patient data requires in-person visits at clinical trial sites, which may require patients to be on the trial longer.
The Company is actively monitoring the effects of the COVID-19 pandemic on the SOLAR trial but cannot predict at this time when it will be able to collect uninterrupted endpoint data, with consistent dosing, in all remaining patients in the SOLAR trial. Accordingly, the Company no longer expects to report topline data from the SOLAR trial in the third quarter of 2020.
•Adult T-Cell Leukemia/Lymphoma: In January 2020, the Company announced positive data for cobomarsen in ATLL patients with residual disease from this first-in-human Phase 1 clinical trial. In this trial, cobomarsen was observed to prolong disease stabilization and median survival time in aggressive ATLL patients with persistent residual disease after chemotherapy and other therapies. The disease stabilization in these patients is marked by a decrease in biomarkers of tumor cells activation and proliferation, providing evidence of the biological mechanism effect of cobomarsen on disease stabilization. Based on these results, the Company announced that it is focusing its cobomarsen expansion indication efforts on ATLL and expects to request a meeting with the FDA in the second quarter of 2020 to explore a potential expedited development path for cobomarsen in ATLL. Under normal circumstances, the Company would expect to meet with the FDA in the third quarter of 2020. However, as the FDA prioritizes its efforts on COVID-19, it is uncertain if the meeting will occur on the standard FDA timeline. The Company therefore cannot provide assurances that the meeting will occur as originally expected in the third quarter of 2020.
Remlarsen and MRG-229: Remlarsen and MRG-229 are miR-29 mimics, or replacements for miR-29, a microRNA that is found at abnormally low levels in a number of pathologic fibrotic conditions.
•Idiopathic Pulmonary Fibrosis (MRG-229): In December 2019, the Company announced that its pipeline development efforts will be primarily focused on the development of MRG-229 as a potential treatment for patients with IPF. The Company believes that the efficacy and safety profile of MRG-229 positions it as a potentially differentiated approach for IPF. This program is supported in part by a grant in collaboration with the National Institutes of Health (NIH) and Yale University. During the first quarter of 2020, the Company made progress in its preclinical studies leading to the release of additional funding by the NIH in April 2020. miRagen expects to report additional preclinical safety and efficacy data for MRG-229 during the second quarter of 2020.
•Cutaneous and Ocular Fibrosis (Remlarsen): The Company is currently working to complete its analysis of the one-year primary endpoint data for its Phase 2 clinical trial of remlarsen. Due to the potential impact of the COVID-19 pandemic on clinical sites, the Company cannot accurately predict when it will report the final topline data from this clinical trial, which was previously expected to be released in the second half of 2020.
The Company is also evaluating remlarsen in ocular fibrotic indications, such as corneal injury and keratitis. In preclinical studies, the Company has observed that topical administration of remlarsen to an injured rat cornea resulted in faster healing of the cornea and reduced scarring/hazing. Remlarsen has also been observed in in vitro studies to regulate miR-29 pharmacodynamic biomarkers in the cornea. The Company intends to seek a collaboration partner for the future development of remlarsen in cutaneous and ocular fibrotic indications.
Financial Results
•Cash Position and Runway: Cash and cash equivalents were $36.1 million as of March 31, 2020, compared to cash, cash equivalents, and short-term investments of $26.8 million as of December 31, 2019. Net cash provided by financing activities was $17.7 million during the first quarter of 2020 as compared to $0.2 million during the first quarter of 2019. Net cash provided by financing activities in the first quarter of 2020 included aggregate net proceeds from the sale of common stock of $18.7 million, partially offset by payments of principal on the Company’s notes payable of $1.0 million. Net cash used in operating activities was $8.5 million for the first quarter of 2020 as compared to $11.8 million during the first quarter of 2019. miRagen believes that its current cash and cash equivalents will be sufficient to fund the Company’s operations into the third quarter of 2021.
•Revenue: Revenue was $0.8 million for the first quarter of 2020, compared to $0.4 million for the first quarter of 2019. The increase in revenue was primarily due to an increase in grant revenue and an increase in research and development and intellectual property activities reimbursable to us under a license and collaboration agreement during the first quarter of 2020.
•Research and Development Expenses: Research and development expenses were $6.1 million for the first quarter of 2020, compared to $8.8 million for the first quarter of 2019. The decrease in research and development expenses of $2.7 million was primarily decreased personnel-related costs, clinical and related manufacturing development activities associated with the Phase 2 SOLAR clinical trial of cobomarsen and other miscellaneous expenses during the first quarter of 2020.
•General and Administrative Expenses: General and administrative expenses were $2.7 million for the first quarter of 2020, compared to $3.4 million for the first quarter of 2019. The $0.7 million decrease general and administrative expenses was due primarily to decreased personnel-related costs, including restructuring costs, offset partially by an increase in legal expenses during the first quarter of 2020.
•Net Loss: The Company’s net loss was $8.0 million, or $0.18 per share, for the first quarter of 2020, compared to $11.6 million, or $0.38 per share, for the first quarter of 2019.

Conference Call Information
The miRagen Therapeutics management team will host a conference call and webcast today at 4:30 p.m. ET to provide and discuss its financial results for the first quarter 2020 and its outlook for 2020. To access the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international) and provide the passcode 13701926. A live webcast of the call will be available on the Investors section of the miRagen Therapeutics website at www.miragen.com and a replay of this conference call will be available approximately one hour after its completion.
About miRagen Therapeutics, Inc.
Miragen Therapeutics, Inc. is a clinical-stage biopharmaceutical company discovering and developing proprietary RNA-targeted therapies with a specific focus on microRNAs and their role in diseases where there is a high unmet medical need. miRagen has three clinical stage product candidates, cobomarsen, remlarsen, and MRG-110. miRagen’s clinical product candidate for the treatment of certain cancers, cobomarsen, is an inhibitor of miR-155, which is found at abnormally high levels in malignant cells of several blood cancers. miRagen’s clinical product candidate for the treatment of pathological fibrosis, remlarsen, is a replacement for miR-29, which is found at abnormally low levels in a number of pathological fibrotic conditions, including cutaneous, cardiac, renal, hepatic, pulmonary and ocular fibrosis, as well as in systemic sclerosis. MRG-110, an inhibitor of miR-92, is miRagen’s product candidate for the treatment of heart failure and other ischemic disease. In addition to these programs, miRagen is developing a pipeline of preclinical product candidates. The goal of miRagen’s translational medicine strategy is to progress rapidly to first-in-human studies once it has established the pharmacokinetics, pharmacodynamic, safety, and manufacturability of the product candidate in preclinical studies. For more information, please visit www.miragen.com. For information on clinical trials please visit www.clinicaltrials.gov.
Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical fact, including statements regarding miRagen’s strategy, anticipated clinical development milestones, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management or the expected features of or potential indications for miRagen’s product candidates are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” “opportunity,” “goals,” or “should,” and similar expressions are intended to identify forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation: that miRagen has incurred losses since its inception, and anticipates that it will continue to incur significant losses for the foreseeable future; future financing activities may cause miRagen to restrict its operations or require it to relinquish rights; miRagen may fail to demonstrate safety and efficacy of its product candidates; miRagen’s product candidates are unproven and may never lead to marketable products; miRagen’s product candidates are based on a relatively novel technology, which makes it difficult to predict the time and cost of development and of subsequently obtaining regulatory approval, if at all; miRagen’s product candidates may cause undesirable side effects or have other properties that could delay or prevent the regulatory approval; and the results of miRagen’s clinical trials to date are not sufficient to show safety and efficacy of miRagen’s product candidates and may not be indicative of future clinical trial results.
miRagen has based these forward-looking statements largely on its current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in miRagen’s Annual Report on Form 10-K and subsequent periodic and current reports filed with the Securities and Exchange Commission. Moreover, miRagen operates in a very competitive and rapidly changing environment. New risks emerge from time to time.
It is not possible for its management to predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements it may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. miRagen undertakes no obligation to revise or publicly release the results of any revision to such forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor/Media Contact:
Dan Ferry
LifeSci Advisors
(617) 535-7746
daniel@lifesciadvisors.com

Miragen Therapeutics, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue:
Collaboration revenue	$681	$348
Grant revenue	147	24
Total revenue	828	372
Operating expenses:
Research and development	6,103	8,751
General and administrative	2,723	3,357
Total operating expenses	8,826	12,108
Loss from operations	(7,998)	(11,736)
Other income (expense):
Interest and other income	95	339
Interest and other expense	(141)	(232)
Net loss	(8,044)	(11,629)
Change in unrealized gain on investments	—	5
Comprehensive loss	$(8,044)	$(11,624)

Net loss	$(8,044)	$(11,629)
Net loss per share, basic and diluted	$(0.18)	$(0.38)
Weighted-average shares used to compute basic and diluted net loss per share	45,476,338	30,886,085

Miragen Therapeutics, Inc.
Selected Financial Information
Condensed Consolidated Balance Sheet Data
(amounts in thousands)
(unaudited)

	March 31, 2020	December 31, 2019
Cash and cash equivalents	$36,103	$24,846
Short-term investments	$—	$1,999
Total assets	$39,050	$30,262
Note payable, inclusive of current portion	$7,366	$8,304
Total liabilities	$12,050	$14,508
Total stockholders’ equity	$27,000	$15,754